Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

MB FINANCIAL, INC.

and

AMERICAN CHARTERED BANCORP, INC.

Dated as of November 20, 2015

i

3.12	Compliance with Applicable Law	25
3.13	Certain Contracts	26
3.14	Agreements with Regulatory Agencies	28
3.15	Risk Management Instruments	29
3.16	Environmental Matters	29
3.17	Investment Securities and Commodities	30
3.18	Real Property	30
3.19	Intellectual Property	30
3.20	Related Party Transactions	31
3.21	State Takeover Laws	31
3.22	Reorganization	32
3.23	Opinion	32
3.24	Company Information	32
3.25	Loan Portfolio	32
3.26	Insurance	33
3.27	No Other Representations or Warranties	34

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	34
4.2	Capitalization	35
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal Proceedings	39
4.10	Compliance with Applicable Law	40
4.11	Certain Contracts	41
4.12	Agreements with Regulatory Agencies	41
4.13	Related Party Transactions	42
4.14	Reorganization	42
4.15	Parent Information	42
4.16	Financing	42
4.17	No Other Representations or Warranties	42

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of Company Prior to the Effective Time	43
5.2	Company Forbearances	43
5.3	Parent Forbearances	46

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	47
6.2	Access to Information	49
6.3	Company Shareholder Approval	50
6.4	No Solicitation	51
6.5	Legal Conditions to Merger	52
6.6	Stock Exchange Listing	52
6.7	Employee Matters	52
6.8	Indemnification; Directors’ and Officers’ Insurance	54
6.9	Additional Agreements	55
6.10	Notice of Changes	55
6.11	Corporate Governance	56
6.12	Public Announcements	56
6.13	Takeover Statutes	56
6.14	Assumption of Company Debt	56
6.15	No Control of Other Party’s Business	56
6.16	Transaction Litigation	56

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	57
7.2	Conditions to Obligations of Parent	58
7.3	Conditions to Obligations of Company	59

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	60
8.2	Effect of Termination	61

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	62
9.2	Amendment	62
9.3	Extension; Waiver	62
9.4	Expenses	62
9.5	Notices	63
9.6	Interpretation	63
9.7	Counterparts	64

9.8	Entire Agreement	64
9.9	Governing Law; Jurisdiction	64
9.10	Waiver of Jury Trial	65
9.11	Assignment; Third Party Beneficiaries	65
9.12	Specific Performance	66
9.13	Severability	66
9.14	Delivery by Facsimile or Electronic Transmission	66

Annex A	Forms of Voting and Support Agreements
Annex B	Form of Bank Merger Agreement

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	51
Adjusted Option	5
Adjusted Restricted Stock Award	6
Adverse Change in Company Recommendation	50
affiliate	64
Agreement	1
Balance Sheet	19
Bank Merger	2
Bank Merger Agreement	3
Bank Merger Certificates	3
BHC Act	15
Blue Sky	37
business day	64
Cash Consideration	3
Cash Designated Shares	10
Cash Election	3
Cash Election Share	7
Certificates of Merger	2
Chosen Courts	65
Closing	2
Closing Date	2
Code	1
Company	1
Company Articles	15
Company Bank	2
Company Benefit Plans	22
Company Bylaws	15
Company Common Stock	3
Company Contract	28
Company Disclosure Schedule	14
Company Financial Statements	19
Company Indemnified Parties	54
Company Leased Properties	30
Company Meeting	50
Company Owned Properties	30
Company Preferred Stock	4
Company Qualified Plans	23
Company Real Property	30
Company Recommendation	17
Company Regulatory Agreement	28
Company Restricted Stock Award	6
Company Stock Option	5
Company Stock Plans	6

v

Company Subsidiary	16
Confidentiality Agreement	50
Dissenting Shares	7
Effective Time	2
Election	7
Election Deadline	8
Election Period	8
Enforceability Exceptions	18
Environmental Laws	29
ERISA	22
ERISA Affiliate	23
Exchange Act	19
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	4
Exchangeable Shares	3
FDIC	16
Federal Reserve Board	18
Form of Election	7
GAAP	15
Governmental Entity	19
Holder	7
HSR Act	18
IBCA	1
Illinois Secretary	2
Intellectual Property	31
IRS	21
knowledge	64
Liens	17
Loans	32
made available	64
Maryland Department	2
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	49
Merger	1
Merger Consideration	4
MGCL	1
Multiemployer Plan	23
Multiple Employer Plan	23
NASDAQ	13
Net Option Share	6
New Certificates	11
New Plans	53
Non-Election Shares	4
OCC	18
Old Certificate	11

Parent	1
Parent Articles	2
Parent Bank	2
Parent Bylaws	2
Parent Common Stock	4
Parent Contract	41
Parent Director Stock Units	35
Parent Disclosure Schedule	34
Parent Regulatory Agreement	42
Parent Restricted Stock Award	35
Parent Restricted Stock Unit Award	35
Parent SEC Reports	38
Parent Share Closing Price	13
Parent Stock Options	35
Parent Stock Plans	35
Parent Subsidiary	35
Per Share Cash Consideration	4
Permitted Encumbrances	30
person	64
Preferred Stock Merger Consideration	5
Proxy Statement	32
Regulatory Agencies	19
Representatives	51
Requisite Company Vote	18
Requisite Regulatory Approvals	57
S-4	18
SEC	18
Securities Act	16
Series D Cash Election Shares	9
Series D Merger Consideration	4
Series D Preferred Stock	4
Series F Merger Consideration	5
Series F Preferred Stock	4
Significant Subsidiaries	45
SRO	19
Stock Consideration	4
Stock Designated Shares	10
Stock Election	4
Stock Election Share	7
Stock Election Shares	4
Stock Withholding Election	8
Subsidiary	15
Superior Proposal	52
Surviving Corporation	1
Takeover Statutes	31
Tax	22

Tax Return	22
Taxes	22
Termination Date	60
Termination Fee	61
Total Cash Amount	10
Withholding Election	8

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2015 (this “Agreement”), by and between MB Financial, Inc., a Maryland corporation (“Parent”), and American Chartered Bancorp, Inc., an Illinois corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is intended that this Agreement be and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, all of the director shareholders of Company and certain other shareholders of Company have entered into Voting and Support Agreements in connection with the Merger, in substantially the form of Annex A-1 hereto;

WHEREAS, the holders of the Series F Preferred Stock have simultaneously herewith entered into agreements with Company, in substantially the form of Annex A-2 hereto, requiring that, among other things, such holders take all necessary actions to cause their shares of Preferred Stock to be converted to Company Common Stock pursuant to Company’s Charter or to elect to receive the Merger Consideration payable in the Merger in respect of shares of Company Common Stock, effective as of immediately prior to the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Illinois Business Corporation Act, as amended (the “IBCA”), at the Effective Time, Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland.  Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, at the principal offices of Parent in Rosemont, Illinois, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3                               Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Company, respectively, shall cause to be filed articles of merger with the Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”) and a certificate of merger with the Secretary of State of the State of Illinois (the “Illinois Secretary”) (such articles and such certificate, collectively, the “Certificates of Merger”).  The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

1.4                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the IBCA and MGCL.

1.5                               Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.6                               Bylaws of Surviving Corporation.  At the Effective Time, the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.7                               Directors.  The directors of Parent immediately prior to the Effective Time, together with the individual set forth in Section 6.11, shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8                               Officers.  The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.9                               Bank Merger

(a)                                 On the Closing Date and immediately following the Merger, American Chartered Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Company (“Company Bank”), will merge (the “Bank Merger”) with and into MB Financial Bank, N.A., a national bank and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease.

(b)                                 The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in substantially the form attached hereto as Annex B with such changes as may be mutually agreed by Company and Parent (the “Bank Merger Agreement”). Prior to the Closing (or earlier if necessary to obtain the necessary regulatory approvals for the Bank Merger): (i)  Company shall cause Company Bank to adopt the Bank Merger Agreement, Company, as the sole shareholder of Company Bank, shall approve the Bank Merger Agreement, and Company shall cause the Bank Merger Agreement to be duly executed by Company Bank and delivered to Parent Bank and (ii) Parent shall cause Parent Bank to adopt the Bank Merger Agreement, Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement and Parent shall cause the Bank Merger Agreement to be duly executed by Parent Bank and delivered to Company Bank. Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time (the “Bank Merger Certificates”).

1.10                        Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement be and be adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1                               Effect on Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)                                 Company Common Stock.  Subject to Sections 2.5, 2.6 and 2.8(f), each share of the common stock, without par value, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), including for this purpose each share of Company Preferred Stock (x) which prior to the Election Deadline shall have validly elected pursuant to the Company’s Charter to receive the Merger Consideration payable in respect of Company Common Stock or (y) which shall have been converted to Company Common Stock pursuant to the Company’s Charter from a share of Company Preferred Stock, as applicable (collectively with shares of Company Common Stock, the “Exchangeable Shares”), other than Dissenting Shares and any other shares owned by Parent or Company, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:

(i)                                     For each Exchangeable Share and Net Option Share with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.5, an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii)                                  For each Exchangeable Share and Net Option Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.5 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”), it being understood that upon the Effective Time the Parent Common Stock, including the shares issued to former holders of Company Common Stock as Stock Consideration, shall be the common stock of the Surviving Corporation; and

(iii)                               For each share of Company Common Stock or Net Option Share other than shares and Net Option Shares as to which a Cash Election and/or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.5 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.6.

(b)                                 Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     The “Exchange Ratio” means 0.2732.

(ii)                                  The “Per Share Cash Consideration” means $9.30.

(iii)                               The “Merger Consideration” means the Cash Consideration and/or the Stock Consideration described in Section 2.1(a), as applicable.

(c)                                  Series D Preferred Stock.  In the event that each share of the 8% Cumulative Voting Convertible Preferred Stock, Series D, without par value, of Company issued and outstanding immediately prior to the Effective Time (the “Series D Preferred Stock”) is not converted prior to, or redeemed prior to or contemporaneously with, the transactions contemplated by this Agreement, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any other shares owned by Parent or Company or any Exchangeable Shares, shall be converted in accordance with the procedures set forth in this Agreement, into the right to receive one (1) share of preferred stock of the Surviving Corporation which shall be designated as 8% Cumulative Voting Convertible Preferred Stock, Series B, par value $0.01 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series D Preferred Stock immediately prior to the Effective Time, taken as a whole (“Series D Merger Consideration”).

(d)                                 Series F Preferred Stock.  In the event that each share of the Non-Voting Perpetual Preferred Stock, Series F, without par value, of Company issued and outstanding immediately prior to the Effective Time (the “Series F Preferred Stock” and, together with the Series D Preferred Stock, the “Company Preferred Stock”) is not converted prior to, or redeemed prior to or contemporaneously with, or is held by a holder who does not validly elect prior to the Election Deadline pursuant to the Company’s Charter to receive the Merger Consideration payable in respect of Company Common Stock in connection with, the transactions contemplated by this Agreement, each share of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any other shares owned by Parent or Company or any Exchangeable Shares, shall be converted in accordance with the procedures set forth in this Agreement, into the right to receive one (1) share of preferred stock of the Surviving Corporation which shall be designated as Non-Voting Perpetual Preferred Stock, Series C, par value $0.01 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series F Preferred Stock immediately prior to the Effective Time, taken as a whole (“Series F Merger Consideration” and, together with the Series D Merger Consideration, the “Preferred Stock Merger Consideration”).

(e)                                  Shares Owned by Parent or Company.  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of capital stock of Company that are owned by Company or Parent shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

2.2                               Treatment of Company Equity Awards.

(a)                                 At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below) that is outstanding, vested and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall be cancelled and converted automatically into the right to receive, in respect of each Net Option Share, at the election of the holder thereof as provided in, and subject to the provisions of Section 2.5, either (i) the Cash Consideration or (ii) the Stock Consideration, treating each such Net Option Share in the same manner as all other Exchangeable Shares for such purposes, including with respect to the proration described in Section 2.6. Any vested Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Cash Consideration shall be cancelled for no consideration.

(b)                                 At the Effective Time, each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time, shall, without any action on the part of Parent, the Company, or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option (each, an “Adjusted Option”) to purchase the number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.  Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent.  Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Stock Option under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting terms.  The parties intend that the assumption of the unvested Company Stock Options shall be effected in a manner that satisfies the requirements of Section 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.2(b) shall be construed consistent with this intent.

(c)                                  At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall, without any action on the part of Parent, the Company, or the holder thereof, be assumed and converted automatically into a restricted stock award (each, an “Adjusted Restricted Stock Award”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Restricted Stock Award immediately prior to the Effective Time, by (ii) the Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock.  Each Adjusted Restricted Stock Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Restricted Stock Award under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting terms.

(d)                                 At or prior to the Effective Time, Company, the Board of Directors of Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.2.

(e)                                  Parent shall file with the SEC, no later than the Closing Date, a post-effective amendment to Form S-4 or a registration statement on Form S-8 (or other applicable form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to Adjusted Options and Adjusted Restricted Stock Awards.

(f)                                   For purposes of this Agreement, the following terms have the following meanings:

(i)                                     “Company Stock Plans” means, collectively, the Amended and Restated 2005 Stock Incentive Plan and the Nonqualified Stock Option Plan, as amended and restated February 3, 2009.

(ii)                                  “Net Option Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (A) (x) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option, by (B) the Per Share Cash Consideration.

2.3                               Certain Adjustments.  In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution that in any such event is made on a pro rata basis to all holders of Company Common Stock, Company Preferred Stock or Parent Common Stock, there is a change in the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, Company Preferred or Parent Common Stock, then the Merger

Consideration or Preferred Merger Consideration (as applicable) payable with respect to each share of Company Common Stock and Company Preferred Stock and each Company Equity Award shall be equitably adjusted to reflect such event.

2.4                               Dissenting Shares.  Holders of shares of Company Common Stock who have not voted in favor of the Merger and otherwise have complied with requirements for perfecting appraisal rights under Sections 11.65 and 11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected (“Dissenting Shares”), to the extent available under the IBCA.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the IBCA.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time and with respect to which appraisal rights under the IBCA may be, but have not yet been, perfected, will, if and when such appraisal rights can no longer be legally perfected or exercised under the IBCA, be converted into the right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Company shall from time to time give prompt notice to Parent of any notifications, demands, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA received by Company for appraisal of shares of Company Common Stock.  Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent which consent shall not be unreasonably withheld, make any payment with respect to, settle, offer to settle, any such demands.

2.5                               Election Procedures.  Each holder of record of shares of Exchangeable Shares and Net Option Shares to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 2.1, 2.2 and 2.5 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)                                 Each Holder may specify in a request made in accordance with the provisions of this Section 2.5 (an “Election”) (i) the number of shares of Company Common Stock or Net Option Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock or Net Option Shares owned by such Holder with respect to which such Holder desires to make a Cash Election.  A share or Net Option Share in respect of which the holder has validly elected to make a Stock Election is referred to as a “Stock Election Share” and a share or Net Option Share in respect of which the holder has validly elected to make a Cash Election is referred to as a “Cash Election Share.”

(b)                                 Parent shall prepare a form reasonably acceptable to Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to Company (together with such instruments prepared by Parent and reasonably acceptable to Company to permit holders of Company Preferred Stock to elect to receive the Merger Consideration or convert to shares of Company Common Stock, in each case pursuant to the Company’s Charter and as applicable, the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c)                                  The holder of each Company Stock Option shall be permitted to elect, by delivery of a written instruction to Parent not later than the Election Deadline (the “Withholding Election”), that any withholding of amounts required to be withheld or deducted under the Code with respect to the payment of the Merger Consideration to be made in connection with the cancellation of such Company Stock Option shall be (x) applied to first reduce the portion of the Merger Consideration that is payable to such holder in cash,  (y) applied to first reduce the portion of the Merger Consideration that is payable to such holder in shares of Parent Common Stock (with the number of shares of Parent Common Stock to be withheld to be determined based on the closing price of a share of Parent Common Stock on the Closing Date) (such election described in this clause (y), a “Stock Withholding Election”) or (z) applied in the manner described in each of the foregoing clauses (x) and (y) to first reduce the Merger Consideration in the respective proportions specified by such holder in the Withholding Election.  In the event that the holder of any Company Stock Options fails to make a Withholding Election prior to the Election Deadline, such holder shall be deemed to have made a Stock Withholding Election.

(d)                                 Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date (including for the avoidance of doubt holders of Series D Preferred Stock and Series F Preferred Stock as of such date), and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder or holder of Company Stock Options who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(e)                                  Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, (i) a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States and (ii) in the case of an Election by a holder of Company Preferred Stock, an irrevocable commitment by such holder in a form reasonably satisfactory to Parent to elect pursuant to the Company’s Charter to receive the Merger Consideration payable hereunder to holders of Company Common Stock on an as-converted basis (as applicable) or an instrument reasonably acceptable to Parent pursuant to which such holder irrevocably elects to convert the applicable shares of Company Preferred Stock to shares of Company Common Stock (as applicable), effective at or prior to the Closing. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to three (3) business days preceding the Closing Date.  The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f)                                   Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock or Net Option Shares (none of Parent, Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock or Net Option Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g)                                  Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent, in which case the shares or Net Option Shares covered thereby shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(h)                                 Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which Exchangeable Shares and Net Option Shares are converted to Stock Consideration in the Merger and (iii) the method of payment of cash for shares of Exchangeable Shares and Net Option Shares converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.6                               Proration.  Within five (5) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Exchangeable Shares of rights to receive Parent Common Stock and/or cash in the Merger in accordance with the Elections follows:

(a)                                 Excess Cash Election.  If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares and the Dissenting Shares is greater than the Total Cash Amount, then:

(i)                                     all shares of Series D Preferred Stock that have made a Cash Election (“Series D Cash Election Shares”) shall be converted into the right to receive the Cash Consideration;

(ii)                                  all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

(iii)                               all Dissenting Shares shall be deemed, for the purposes of this Section 2.6(a)(iii), to be converted into the right to receive the Cash Consideration;

(iv)                              the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares and Net

Option Shares, as applicable, (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable $100,000,000 (the “Total Cash Amount”), and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(v)                                 the Cash Election Shares (other than Series D Cash Election Shares) that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(b)                                 Excess Stock Election.  If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is less than the Total Cash Amount, then:

(i)                                     all Series D Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(ii)                                  all Cash Election Shares (other than Series D Cash Election Shares) and Non-Election Shares shall be converted into the right to receive the Cash Consideration;

(iii)                               all Dissenting Shares shall be deemed, for the purposes of this Section 2.6(b)(iii), to be converted into the right to receive the Cash Consideration;

(iv)                              the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares and Net Option Shares, as applicable, (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares (other than Series D Cash Election Shares) shall be converted into the right to receive the Cash Consideration; and

(v)                                 the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(c)                                  Proportionate Election.  If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (a) and (b) above shall not apply, and:

(i)                                     all Series D Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(ii)                                  all Dissenting Shares shall be converted in accordance with Section 2.4;

(iii)                               the Exchange Agent shall then select from among the Cash Election Shares (other than the Series D Cash Election Shares), by a pro rata selection process, a sufficient number of Stock Designated Shares such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(iv)                              the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

2.7                               Parent to Make Shares Available.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 2.1 and exchanged pursuant to Section 2.8(a) for outstanding shares of Company Common Stock and Company Preferred Stock (as applicable), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates.  Any interest and other income resulting from such investments shall be paid to Parent.

2.8                               Exchange of Shares.

(a)                                 All of the shares of Company Common Stock and Company Preferred Stock converted into the right to receive Merger Consideration and Preferred Stock Merger Consideration (as applicable), respectively, pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of capital stock of Company) previously representing any such shares shall thereafter represent only the right to receive (i) the applicable Merger Consideration or Preferred Stock Merger Consideration, (ii) cash in lieu of fractional shares which the shares of capital stock of Company represented by such Old Certificate have been converted into the right to receive pursuant to this Article II, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.8(c).  Old Certificates previously representing shares of capital stock of Company shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock or preferred stock of Parent (as applicable) and cash as set forth in this Article II (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.8(c), without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Parent Common Stock or capital stock of Company shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of capital stock of Company the same economic effect as contemplated by this Agreement prior to such event.

(b)                                 As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock and Company Preferred Stock (as applicable) immediately prior to the Effective Time (other than any such holder who properly delivered its Old Certificates with its Form of Election) that have been converted at the Effective Time into the right to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable, pursuant this Article II, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, the number of whole shares of preferred stock of Parent (as applicable), in the case of Company Common Stock only, any cash in lieu of fractional shares and the Cash Consideration which the shares of Company Common Stock and Company Preferred Stock (as applicable) represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.8(c).  From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock or preferred stock of Parent (as applicable) to which such holder of Company Common Stock or Company Preferred Stock (as applicable) shall have become entitled pursuant to the provisions of this Article II. (ii) in the case of surrender of an Old Certificate or Old Certificates representing Company Common Stock, a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.8(c), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.8, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares, or the Preferred Stock Merger Consideration, as applicable, or in respect of dividends or distributions as contemplated by Section 2.8(c).

(c)                                  No dividends or other distributions declared with respect to Parent Common Stock or preferred stock of Parent issued as a result of the Merger shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions with a record date after the Effective Time, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock or preferred stock of Parent which the shares of Company Common Stock or Company Preferred Stock (as applicable) represented by such Old Certificate have been converted into the right to receive.

(d)                                 If any New Certificate representing shares of Parent Common Stock or preferred stock of Parent is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock or preferred stock of Parent in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares or the Preferred Stock Merger Consideration, as applicable, and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(f)                                   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock or preferred stock of Parent shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.6.

(g)                                  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former shareholders of Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and cash in lieu of any fractional shares or the Preferred Stock Merger Consideration, as applicable, and any unpaid dividends and distributions on the Parent Common Stock or preferred stock of Parent deliverable in respect of each former share of Company Common Stock or Company Preferred Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.8 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(i)                                     In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares or Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Parent as follows:

3.1                               Corporate Organization.

(a)                                 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”).  Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, occurrence, condition or development that has a material adverse effect on (i) the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that, with respect to clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) a decline in the trading price of Parent Common Stock or the failure, in and of itself, of a party to meet earnings projections or internal financial forecasts but not, in either case, including the underlying causes thereof; (E) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (F) with respect to Company, the identity of, or any facts or circumstances relating to, Parent or its affiliates, or (G) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to subclauses (A), (B), (C) or (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate (in which case only the incremental materially disproportionate effect may be taken into account in determining whether or not there has been or may be a Material Adverse Effect)).  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Amended and Restated Articles of Incorporation of Company (the “Company Articles”) and the Amended and Restated By-Laws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Parent, are in full force and effect and Company is not in material violation of any of the provisions thereof.

(b)                                 Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Company’s knowledge, threatened.  Section 3.1(b) of Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Subsidiaries of Company and any joint ventures, partnerships or similar arrangements in which Company or any of its Subsidiaries has a limited liability, partnership or other equity or profit interest (and the amount and percentage of any such interest).  True and complete copies of the organizational documents of each Company Subsidiary, as in effect on the date of this Agreement, have previously been made available by Company to Parent, are in full force and effect.  Company Bank is not in material violation of any of the provisions of its organizational documents.

3.2                               Capitalization.

(a)                                 The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock, without par value, and 20,000,000 shares of preferred stock, without par value.  As of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 35,529,908 shares of Company Common Stock issued and outstanding, which number does not include 29,666 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 7,405,979 shares of Company Common Stock held in treasury, (iii) 5,201,378 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 4,575 shares of Series D Preferred Stock issued and outstanding and (v) 7,296,848 shares of Series F Preferred Stock issued and outstanding.  All of the issued and outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote issued or outstanding.  There are no obligations of Company or its Subsidiaries pursuant to which Company or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company are issued or outstanding.  Other than Company Restricted Stock Awards and Company Stock Options (collectively “Company Equity Awards”) and the Company Preferred Stock, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued Company Common Stock or other securities of the Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)                                 There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of Company’s Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.  Other than the Company Equity Awards outstanding as of the date hereof and any Company Equity Awards granted after the date of this Agreement and on or prior to the Closing Date in compliance with this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  Neither Company nor any of its Subsidiaries is deferring interest payments with respect to any preferred trust securities or related debentures issued by it or any of its affiliates.

(c)                                  Except for the trust preferred securities issued by a Company issuer Subsidiary, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Company’s Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.

(a)                                 Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Company.  Prior to the entry into this Agreement, the Board of Directors of Company has unanimously determined (i) that this Agreement and the Merger are fair to and in the best interests of Company and its shareholders, (ii) resolved to recommend that Company’s shareholders adopt or approve this Agreement and the Merger (the “Company Recommendation”), (iii) approved this Agreement and the Merger and (iv) directed that this

Agreement and the Merger be submitted to Company’s shareholders for adoption or approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption or approval of this Agreement by the affirmative vote of the holders of two-thirds of the votes which all Company shareholders are entitled to cast on the matter (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)                                 Neither the execution and delivery of this Agreement by Company nor the consummation by Company and its Subsidiaries of the transactions contemplated hereby, nor compliance by Company and its Subsidiaries with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or organizational documents of Company Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing of the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (v) the filing of the Certificates of Merger with the Illinois Secretary pursuant to the IBCA and with the Maryland Department pursuant to the MGCL, (vi) the filing of the Bank Merger Certificates with applicable Regulatory Agencies, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company or any of its Subsidiaries of the Merger and the other transactions contemplated hereby.  As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Bank Merger and the other transactions contemplated hereby on a timely basis.

3.5                               Reports.  Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the FDIC, and (iv) any SRO ((i) — (iv), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for examinations of Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2013.  There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries.

3.6                               Financial Statements.

(a)                                 Copies of the following financial statements (including the related notes, where applicable) (the “Company Financial Statements”) are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2014 and December 31, 2013 and the related audited consolidated statements of income for the years ended December 31, 2014 and December 31, 2013 and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2015 (the “Balance Sheet”), and the related consolidated statement of income for the nine months ended September 30, 2015.  The Company Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Company and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)                                 Neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP, except (i) for those liabilities that are reflected or reserved against on the Balance Sheet (including any notes thereto) and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.  None of Company or any of its Subsidiaries as a party to any material “off balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K of the SEC.

(c)                                  Company makes regular periodic evaluations of, and disclosure to Company’s outside auditors and the audit committee of Company’s Board of Directors, of (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  No significant deficiencies, material weaknesses, or fraud has been disclosed by management to the Company’s auditors or audit committee since January 1, 2013.

(d)                                 Since January 1, 2013, neither Company nor any of its Subsidiaries, nor to the Company’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7                               Broker’s Fees.  Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Evercore Group, L.L.C. and Austin Associates, LLC and Investment Bank Services, Incorporated, in each case pursuant to an agreement a true and complete copy of which have been previously made available to Parent.

3.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2014, no fact, change, event, occurrence, condition or development, alone or in combination with others, has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)                                 Since December 31, 2014 through the date hereof, except with respect to the transactions contemplated hereby or as contemplated by this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9                               Legal Proceedings.

(a)                                 Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or officers in their capacity as directors or officers.

(b)                                 There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger or Bank Merger, would apply to the Surviving Corporation or any of its Subsidiaries).

3.10                        Taxes and Tax Returns.

(a)                                 Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Company have never been audited by the Internal Revenue Service (the “IRS”).  No deficiency with respect to Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries, which has not been settled or otherwise resolved.  There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of Company and its Subsidiaries or the assets of Company and its Subsidiaries.  In the last six years, neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return with respect to Taxes that was not filed.  Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).  At no time during the past five years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date, in the case of (i), (iii), (iv) and (v), outside of the ordinary course of business.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, welfare, retiree welfare, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or service provider (who is a natural person) of Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)                                 Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (E) all material correspondence with any Governmental Entity relating to such Company Benefit Plan.

(c)                                  Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)                                 Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Company Qualified Plan or the related trust.

(e)                                  None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) any plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Section 4980B of the Code).  None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, nor do any circumstances exist that could reasonably be expected to result in, any material liability (A) under Title IV or Section 302 of ERISA, (B) under Section 412, 430 or 4971 of the Code, (C) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws.  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)                                   All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(g)                                  There are no pending or, to Company’s knowledge, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against any of the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could in any case reasonably be expected to result in any material liability of Company or any of its Subsidiaries to any Governmental Entity, any participant in a Company Benefit Plan, or any other party.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider (who is a natural person) of Company or any of its Subsidiaries or result in any limitation on the right of Company, any of its Subsidiaries, or any successor in interest to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its Subsidiaries to establish or make any contributions to a rabbi trust or similar funding vehicle.

(i)                                     No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(j)                                    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), that could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)                                 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(l)                                     There are no pending or, to the knowledge of Company, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other material labor disputes against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent employees of Company or any of its Subsidiaries.

(m)                             Company and its Subsidiaries have complied in all material respects with all applicable laws regarding (i) employment, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards and (ii) the payment and withholding of Taxes and other amounts in respect of their employment of current and former employees, officers, directors or other service providers of Company and its Subsidiaries, and, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, none of Company or any of its Subsidiaries is liable for arrears of wages, Taxes, penalties or other sums for failure to comply with such applicable laws.

3.12                        Compliance with Applicable Law.

(a)                                 Company and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Company Bank has received a Community Reinvestment Act rating of “satisfactory” or better on its most recently completed exam.

(b)                                 Without limitation, since January 1, 2013, none of Company, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries; or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                                  Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law, in all material respects.  None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account in all material respects.  Since January 1, 2013, none of Company or any of its Subsidiaries has received notice of any failure to properly administer any material accounts for which it acts as a fiduciary.

3.13                        Certain Contracts.

(a)                                 Except as set forth in Section 3.11(a) of the Company Disclosure Schedule with respect to any Company Benefit Plan or 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)                                     that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),

(ii)                                  that contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger or Bank Merger will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business or engage in business in any geographic area,

(iii)                               with or to a labor union or guild (including any collective bargaining agreement),

(iv)                              that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries,

(v)                                 that relates to the acquisition or disposition of any assets or business for a purchase price in excess of $200,000 (whether by merger, sale of securities, sale of assets or otherwise),

(vi)                              that involves or requires payment by the Company and/or any of its Subsidiaries of more than $100,000 in any 12 month period or $500,000 in the aggregate or relates to the leasing of real property (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice),

(vii)                           that relates to the incurrence of indebtedness by Company or any of its Subsidiaries in the amount in excess of $200,000 and which cannot be prepaid without penalty or premium, including any sale and leaseback transactions, capitalized leases and other similar financing transactions,

(viii)                        with respect to the performance by Company or any of its Subsidiaries of loan servicing with any obligations that are material to Company or any of its Subsidiaries,

(ix)                              that obligates Company or any of its Subsidiaries to indemnify or hold harmless any person (other than directors and officers under the organizational documents of Company or any of its Subsidiaries and any such obligations that are immaterial to Company and its Subsidiaries, taken as a whole),

(x)                                 that obligates Company or any of its Subsidiaries to conduct business with any third party on a preferred or exclusive basis or which contains “most favored nation” or similar covenants,

(xi)                              that is a settlement agreement, other than immaterial releases entered into in the ordinary course of business with former employees or service provides of Company or any of its Subsidiaries in connection with their cessation of service, or

(xii)                           that is a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with a third party, or relates to the formation, creation or operation, management or control of any material joint venture, partnership or limited liability company with any third party, or

(xiii)                        which, upon the execution or delivery of this Agreement, obtaining the Requisite Company Vote, or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the termination of such Contract by the counterparty thereto pursuant to a termination right that is applicable as a result of the foregoing) result in any material payment (whether of severance pay or otherwise) becoming due from Company, the Surviving Corporation or any of their respective Subsidiaries to any person who prior to the Effective Time was an officer, employee or service provider of Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b)                                 In each case, except as would not reasonably be expected individually or in the aggregate to be material to Company and its Subsidiaries, taken as a whole, (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Company Contract.

(c)                                  In each case, except as would not reasonably be expected individually or in the aggregate to be material to Company or any of its Significant Subsidiaries, there are no disputes pending, or to Company’s knowledge, threatened with respect to any Company Contract and neither Company nor any of its Subsidiaries has since January 1, 2013 received written notice of the intention of any other party to a Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to Company’s knowledge, is such party threatening to do so.

3.14                        Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any board resolutions, policies or procedures at the request or suggestion of any Regulatory Agency or other Governmental Entity that by its terms currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by the Enforceability Exceptions.  Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16                        Environmental Matters.

(a)                                 Except as would not reasonably be expected individually or in the aggregate to be material to Company or any of its Subsidiaries, Company and its Subsidiaries are in compliance, and since January 1, 2013 have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to Company’s knowledge, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or, to Company’s knowledge, threatened against Company or any of its Subsidiaries.  To Company’s knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that could impose any material liability or obligation on Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or third party imposing any material liability or obligation with respect to the foregoing.  To Company’s knowledge, no hazardous substance is present at, on, in or under any property currently or formerly owned or leased by Company or its Subsidiaries, other than hazardous substances used in Company’s or a Subsidiary’s ordinary course of business which are kept in insignificant quantities and in compliance with Environmental Laws. Neither Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any material liability of any other person relating to any Environmental Law or concerning hazardous substances. To Company’s knowledge, no property on which it or any of its Subsidiaries holds a Lien is in material violation of any Environmental Law and no condition exists or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in a material liability under Environmental Laws.

(b)                                 Company has previously made available to Parent copies of all studies, audits, assessments or other similar documents (including any Phase I or Phase II reports), concerning compliance with, or liability or obligations under, any Environmental Laws affecting Company or any of its Subsidiaries, to the extent such documents are in the possession or under the reasonable control of Company and its Subsidiaries.

3.17                        Investment Securities and Commodities.

(a)                                 Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b)                                 Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Company has made available to Parent the material terms of such policies, practices and procedures.

3.18                        Real Property.  Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the Balance Sheet as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2014 (or notes thereto) or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.  To Company’s knowledge, there is no purchase right, purchase option, right of first refusal or first offer with respect to any Company Owned Properties or any portion thereof.  There are no pending or, to Company’s knowledge, threatened condemnation proceedings against any Company Owned Properties.

3.19                        Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected individually or in the aggregate to be material to Company and its Subsidiaries, taken as a whole: (a)  to Company’s knowledge, the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person; (b) the use of any Intellectual Property by Company and its Subsidiaries is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (c) since January 1, 2013 no person has asserted in writing to Company or any of its Subsidiaries that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to Company’s knowledge, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries; and (e) since January 1, 2013, neither Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; copyrights whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand, except those of a type that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21                        State Takeover Laws.  The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the IBCA and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).  No Takeover Statues will by their terms prohibit or restrict, or impair the consummation of the Merger on the terms set forth in this Agreement.

3.22                        Reorganization.  Company has not taken any action and is not aware of any fact or circumstance that could reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23                        Opinion.  Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Evercore Group, L.L.C., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

3.24                        Company Information.  The information relating to Company and its Subsidiaries that is provided by Company for inclusion in (a) the proxy statement relating to the Company Meeting (the “Proxy Statement”), on the date it (or any amendment or supplement thereto) is first mailed to holders of the capital stock of Company or at the time of the Company Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25                        Loan Portfolio.

(a)                                 As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of September 30, 2015, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215) or, to Company’s knowledge, any affiliate of the foregoing.  Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of September 30, 2015 had an outstanding balance of $250,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, (B) all assets with a book value as of September 30, 2015 in excess of $250,000 classified by Company and its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure; (C) all Loans (including participations) that have been accelerated by Company or any of its Subsidiaries during the past twelve months and (D) all Loan commitments or lines of credit of Company or any of its Subsidiaries that have been terminated in the past twelve months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower.

(b)                                 Section 3.25(b) of the Company Disclosure Schedule sets forth a listing, as of September 30, 2015, by account of: (i) all written notifications to Company or any of its Subsidiaries during the past twelve months asserting any “lender liability” or similar claim or deficiencies in servicing, and (ii) all Loans, where, during the past twelve months, the interest rate terms have been reduced and/or the maturity dates have been extended due to concerns regarding the borrower’s ability to pay in accordance with the terms previously in effect.

(c)                                  To Company’s knowledge, each outstanding Loan of Company and its Subsidiaries (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured in all material respects by valid Liens, which have been perfected and (iii) is in all material respects the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)                                 To Company’s knowledge, each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)                                  None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)                                   All Loans that have been made by Company or any of its Subsidiaries that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to Regulation O of the Federal Reserve Board (12 C.F.R., Part 215) comply therewith in all material respects.

3.26                        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to be material to Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, and each such policy is outstanding and in full force and effect.

3.27                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

(b)                                 Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule delivered by Parent to Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Parent hereby represents and warrants to Company as follows:

4.1                               Corporate Organization.

(a)                                 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to Company, are in full force and effect and Parent is not in material violation of any of the provisions thereof.

(b)                                 Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Parent’s knowledge, threatened.  Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.  True and complete copies of the organizational documents of each Parent Subsidiary, as in effect on the date of this Agreement, have previously been made available by Parent to Company, are in full force and effect.  Parent Bank is not in material violation of any of the provisions of its organizational documents.

4.2                               Capitalization.

(a)                                 The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i)  73,776,196 shares of Parent Common Stock issued and outstanding, including 783,627 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (as defined below) (a “Parent Restricted Stock Award”), (ii) 1,788,978 shares of Parent Common Stock held in treasury, (iii)  2,265,381 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options”), (iv)  309,542 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Restricted Stock Unit Award”), assuming the maximum level of performance, (v) 7,038 shares of common stock reserved for issuance upon settlement of director stock units (“Parent Director Stock Units”), (vi) 5,086,333 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans and (vii)  4,000,000 shares of preferred stock, par value $ $0.01 issued and outstanding.  As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding.  Except as set forth in the most recent Annual Report on Form 10-K filed by Parent, as of the date of this

Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding.  Other than Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Director Stock Units issued prior to the date of this Agreement and the issuance of Parent Common Stock pursuant to Parent’s dividend reinvestment and stock plan, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)                                 There are no voting trusts, shareholder agreements, proxies or other agreements in effect with pursuant to which Parent or any of its Subsidiaries has a contractual obligation to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c)                                  Except for the trust preferred securities issued by a Parent issuer Subsidiary and minority interests in Cedar Hill Associates, LLC, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                               Authority; No Violation.

(a)                                 Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Parent.  The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders.  No other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Parent Common Stock and Parent preferred stock (if applicable) to be issued in the Merger have been (or will be) validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent and its Subsidiaries of the transactions contemplated hereby, nor compliance by Parent and its Subsidiaries with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws or organizational documents of Parent Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (v) the filing of the Certificates of Merger with the Illinois Secretary pursuant to the IBCA and the Maryland Department pursuant to the MGCL, (vi) the filing of the Bank Merger Certificates with applicable Regulatory Agencies, (vii) the filing of any notices or other filings under the HSR Act and viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent or any of its Subsidiaries of the Merger and the other transactions contemplated hereby.  As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger the Bank Merger and the other transactions contemplated hereby on a timely basis.

4.5                               Reports.

(a)                                 Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no

Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013.  There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the “Parent SEC Reports”) is publicly available.  No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.6                               Financial Statements.

(a)                                 The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)                                 Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP, except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto), and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015 or in connection with transactions for which the consent of Company is not required under Section 5.3.  None of Parent or any of its Subsidiaries is a party to any material “off balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K of the SEC.

(c)                                  Parent makes regular periodic evaluations of, and disclosure to Parent’s outside auditors and the audit committee of Parent’s Board of Directors, of ((i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  No significant deficiencies, material weaknesses or fraud has been disclosed by management to Parent’s auditors or audit committee since January 1, 2013.

(d)                                 Since January 1, 2013, neither Parent nor any of its Subsidiaries, nor to the Parent’s knowledge, any director, officer, auditor or accountant of it or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7                               Broker’s Fees.  Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill + Partners, L.P.

4.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2014, no fact, change, event, occurrence, condition or development, alone or in combination with others, has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 Since December 31, 2014 through the date hereof, except with respect to the transactions that are not material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have carried on their respective businesses in the ordinary course.

4.9                               Legal Proceedings.

(a)                                 Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or officers in their capacities as directors or officers.

(b)                                 There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger or Bank Merger, would apply to Parent or any of its Subsidiaries).

4.10                        Compliance with Applicable Law.

(a)                                 Parent and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Parent, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened.  Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Parent’s Subsidiaries that is an insured depository institution has received a Community Reinvestment Act rating of “satisfactory” or better on its most recently completed exam.

(b)                                 Without limitation, since January 1, 2013, none of Parent, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries; or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                                  Parent and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.  None of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account in all material respects.  Since January 1, 2013, none of Company or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary.

4.11                        Certain Contracts.

(a)                                 Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 In each case, except as would not reasonably be expected individually or in the aggregate to be material to Parent and its Subsidiaries, taken as a whole, (i)  each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12                        Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2013 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.13                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, except loans, deposits and other ordinary course banking relationships and those of a type that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.14                        Reorganization.  Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15                        Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.16                        Financing.  Parent has, and will have available to it at all times prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.17                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b)                                 Parent acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by Parent, (a) Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, employees and vendors, and (b) each of Parent and Company shall and shall cause their respective Subsidiaries to take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld under clauses (e), (f), (g), (i), (l), (m), (n), (o), (p) or (q)):

(a)                                 incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its Subsidiaries or other indebtedness incurred in the ordinary course of business that can be prepaid at any time without penalty or premium), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Company);

(b)                                 (i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular distributions on Company’s outstanding trust preferred securities or other dividends paid by any of the Subsidiaries of Company so long as such dividends are only paid to Company or any of its other wholly owned Subsidiaries, (B) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly owned Subsidiaries, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company

Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements or (D) required dividends or other distributions on any series of preferred stock of Company (including the Series D Preferred Stock) pursuant to the applicable certificate of designations);

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options outstanding on the date hereof, the vesting or settlement of Company Equity Awards outstanding on the date hereof (and dividend equivalents thereon, if any) or the conversion of any preferred stock of Company outstanding on the date hereof pursuant to the applicable certificate of designations;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly owned Subsidiary except in the ordinary course of business consistent with past practice, or cancel, release or assign any material indebtedness to any person or any claims held by any person;

(d)                                 acquire (but excluding by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any business or person, or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, other than in a wholly owned Subsidiary of Company;

(e)                                  (i) terminate, amend, or waive any material provision of, any Company Contract, other than normal renewals in the ordinary course of business for one year or less, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement unless (A) it can be terminated by Company or a Company Subsidiary on 60 days or less written notice without any required payment or other conditions, other than the condition of notice or (B) the failure to enter into such contract would result in Company breaching any of its obligations under this Agreement, including Section 5.1, or applicable law;

(f)                                   except as required by applicable law (including for this purpose, if applicable, in order to avoid Tax penalties under Section 409A of the Code) or permitted pursuant to any Company Plan, (i) enter into, adopt or terminate any Company Benefit Plan, (ii) amend any Company Benefit Plan, other than amendments in the ordinary course of business, consistent with past practice, that do not materially increase the cost to the Company or its Subsidiaries of maintaining such Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or other service provider, except for annual base salary or wage increases for officers and other employees in the ordinary course of business, consistent with past practice, that do not exceed four percent (4%) of their aggregate base salaries and wage rates in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for determining performance under annual and quarterly bonus programs in effect on the date hereof and paying out such bonuses in the ordinary course of business consistent with past practice; (v) terminate the employment of any officer whose annual base compensation is greater than $200,000, other than for cause, or (vi) hire any officer or employee whose annual base compensation is greater than $200,000;

(g)                                  settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend the Company Articles, Company Bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)                                    materially restructure or make any material changes to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k)                                 merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(l)                                     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Regulatory Agency;

(m)                             (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity; or (ii) make any loans or extensions except in the ordinary course of business consistent with practice and in accordance with the credit policies previously made available by Company to Parent; provided, however, in the case of the foregoing clause (ii) that Company shall make available to Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent) the loan write-up of its loan committee, prior to approving any Loan or issuing a commitment (or renewing or extending an existing commitment) that requires approval by Company’s loan committee or board of directors;

(n)                                 make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, or servicing Loans in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(o)                                 except for emergency repairs and replacements or as a result of events of casualty, make, or commit to make, any capital expenditures other than as contemplated by the capital expenditures budget made available to Parent prior to the date hereof;

(p)                                 make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(q)                                 make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility or acquire or sell or agree to acquire or sell any branch office, any deposit liabilities or any servicing rights;

(r)                                    take any knowing or willful action that is intended or may reasonably be expected to result in any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied or in a Requisite Regulatory Approval not being obtained; or

(s)                                   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)                                 amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of capital stock of Company, or adversely affect the holders of capital stock of Company relative to other holders of Parent Common Stock;

(b)                                 adjust, split, combine or reclassify any capital stock of Parent;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(d)                                 make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Parent, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e)                                  merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve Parent or Parent Bank;

(f)                                   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)                                  take any knowing or willful action that is intended or may reasonably be expected to result in any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied, the satisfaction of any such conditions being materially delayed or in a Requisite Regulatory Approval not being obtained; or

(h)                                 agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 The parties agree to jointly prepare as promptly as reasonably practical after the date hereof the Proxy Statement and S-4.  The parties agree to cooperate in the preparation of the S-4 and Proxy Statement.  Parent and Company each agree to use all reasonable best efforts to cause the S-4 to be filed with the SEC no later than forty-five (45) calendar days after the date of this Agreement.  Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter promptly mail or deliver the Proxy Statement to its shareholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning

Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than fifty (50) calendar days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals.  Parent and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals).  Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications (other than confidential portions thereof) and all non-confidential correspondence relating thereto prior to filing.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  Notwithstanding the foregoing, nothing contained in this Section 6.1 shall be deemed to require Parent or its Subsidiaries to (and without the prior written consent of the other party, neither party and its Subsidiaries shall) take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to, individually or in the aggregate, materially impair or materially adversely affect the Surviving Corporation and its Subsidiaries, taken as a whole, or their operations, business or condition (financial or otherwise), after giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries, taken as a whole) (“Materially Burdensome Condition”).

(d)                                 Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Each of Parent and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e)                                  Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, each of Parent and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither Parent nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of Parent and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 9, 2015, between Parent and Company (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Company Shareholder Approval.  Company shall take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective (but not later than 45 days after the S-4 is declared effective) for the purpose of obtaining the Requisite Company Vote, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement.  The Board of Directors of Company shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including maintaining the Company Recommendation in all communications with shareholders of the Company.  However, if Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that there would be a substantial likelihood that continuing to recommend this Agreement would result in a violation of its fiduciary duties under applicable law, then in submitting this Agreement to its shareholders, the Board of Directors of Company may withhold or withdraw or modify in a manner adverse to Parent its recommendation that Company’s shareholders approve this Agreement or submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) (any such withholding, withdrawal or modification, an “Adverse Change in Company Recommendation”), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its shareholders, including in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Company may not take any actions under this sentence unless it gives Parent at least five (5) business days prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and takes into account any amendment or modification to this Agreement proposed by Parent during such five (5) business day period.  Company agrees that fluctuations or changes in the trading price of Parent Common Stock shall not be taken into account or form the basis, in whole or in part, for the determination of an Adverse Change in Company Recommendation.  Nothing in this Agreement shall be interpreted to excuse Company or its Board of Directors from complying with its obligation to submit this Agreement to its shareholders at the Company Meeting and neither Company nor its Board of Directors shall submit to vote of its shareholders any Acquisition Proposal, other than the Merger unless this Agreement shall have first been terminated.

6.4                               No Solicitation.

(a)                                 Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions if that its Board of Directors concludes in good faith that (x) such Acquisition Proposal could result in a Superior Proposal or (y) there would be a reasonable likelihood that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement.

(b)                                 As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(c)                                  As used in this Agreement, “Superior Proposal” shall mean any Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior

Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(d)                                 Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal.  Company will promptly, following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof on a current basis.  Without limiting the foregoing, Company shall promptly notify Parent after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides nonpublic information or data to another person in connection with an Acquisition Proposal.

6.5                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.6                               Stock Exchange Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7                               Employee Matters.

(a)                                 Parent shall, or shall cause its applicable Subsidiary to, provide each employee of Company and its Subsidiaries as of the Effective Time while employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) (collectively, the “Continuing Employees”) with (i) during the period commencing at the Effective Time and ending on the first anniversary thereof, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time and (B) any Company-provided car or car expense allowance on the same terms and conditions as in effect immediately prior to the Effective Time and (ii) during the period commencing at the Effective Time and ending on December 31, 2016, (A)  an annual or quarterly bonus opportunity, as applicable, which is no less favorable than that provided by Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time (it being understood that Parent shall, or shall cause its applicable Subsidiary to maintain, without amendment, the annual and quarterly bonus plans and programs in effect with respect to the

Continuing Employees immediately prior to the Effective Time through December 31, 2016 and that all determinations of the achievement of performance goals under such plans and programs in respect of calendar year 2016 and any calendar quarter in 2016 that ends after the Effective Time will be determined in accordance with the terms of such plans and programs) and (B) all other compensation and employee benefits to such Continuing Employee (but without duplication) that are no less favorable than those provided by Parent and its Subsidiaries to their similarly situated employees (it being understood that a Continuing Employee’s continued participation in compensation and benefit plans of the Company or applicable Subsidiary shall be deemed to satisfy this clause (B)).  During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent or its Subsidiaries shall provide severance payments and benefits to each Continuing Employee whose employment is terminated other than for Cause (as defined in Section 6.7(a) of the Company Disclosure Schedule) or due to a Constructive Termination (as defined in Section 6.7(a) of the Company Disclosure Schedule) that are no less favorable than the severance payments and benefits set forth in Section 6.7(a) of the Company Disclosure Schedule without amendment following the Effective Time (the “Company Severance Policy”), based on such Continuing Employee’s title with Company immediately prior to the Effective Time.  The foregoing severance provisions shall not apply to any Continuing Employee who has received or is entitled to receive contractual severance payments or benefits pursuant to a written agreement between such Continuing Employee and the Company or one of its Subsidiaries.

(b)                                 With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance, deductibles or expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension plan, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  Parent shall, or shall cause its applicable Subsidiary to, assume and honor all Company Benefit Plans in accordance with their terms (including with respect to amendment and termination).    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.  Parent shall take all necessary actions to effectuate the provisions of Section 6.7(a) and Section 6.7(c) of the Company Disclosure Schedule.

(d)                                 Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company or any of its Subsidiaries, as the case may be, would have been permitted under their respective organizational documents in effect on the date of this Agreement, subject to limitations imposed by applicable law and Regulatory Agencies, to indemnify such Company Indemnified Party (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided, the Company Indemnified Party to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)                                 Company shall purchase prior to the Closing, and following the Closing Parent shall cause to be maintained in effect until the expiration thereof, a six (6) year prepaid directors’ and officers’ liability insurance “tail policy” that provides directors’ and officers’ liability insurance covering those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Parent) with coverage no less favorable, as a whole, than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time.

(c)                                  The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.  For the avoidance of doubt, to the extent required by any agreement previously entered into by Company in connection with a merger, acquisition or other business combination, the provisions of this Section 6.8 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by Company or any of its Subsidiaries.

(d)                                 The obligations of the Surviving Corporation, Parent and Company under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Company Indemnified Party.

6.9                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or Bank Merger, as applicable, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.10                        Notice of Changes

(a)                                 Parent and Company shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

(b)                                 Parent and Company shall each promptly advise the other party of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. Company shall promptly notify Parent of any notice or other communication from any party to any Company Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

6.11                        Corporate Governance.  Parent shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Parent shall be increased by one and Robert L. Riter shall be appointed as a director of Parent.

6.12                        Public Announcements.  Except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Company and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13                        Takeover Statutes.  Neither Parent nor Company shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Company shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.14                        Assumption of Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.15                        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.16                        Transaction Litigation.      Company shall give Parent the opportunity to participate, at Parent’s expense, in Company’s defense or settlement of any shareholder litigation against Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Vote.

(b)                                 Stock Exchange Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)                                  S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e)                                  Regulatory Approval.  All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger or the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Company or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(f)                                   No Burdensome Condition.    The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall not result in any Materially Burdensome Condition.

7.2                               Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a)) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2 (other than 3.2(a)), 3.3(a), 3.7 and 3.21 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation.  Parent shall have received a certificate signed on behalf of Company by an officer of Company to the foregoing effect.

(b)                                 Performance of Obligations of Company.  Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an officer of Company to such effect.

(c)                                  Federal Tax Opinion.  Parent shall have received the opinion of Silver, Freedman, Taff & Tiernan LLP in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and Company, reasonably satisfactory in form and substance to such counsel.

(d)                                 Series F Preferred Stock.  The elections of all holders of Series F Preferred Stock made prior to the date hereof to receive the Merger Consideration payable in the Merger to shares of Company Common Stock in respect of such shares of Series F Preferred Stock shall be in full force and effect as of the Closing.

7.3                               Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2 (other than 4.2(a)) and 4.3(a)(in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent.  Company shall have received a certificate signed on behalf of Parent by an officer of Parent to the foregoing effect.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c)                                  Federal Tax Opinion.  Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Company:

(a)                                 by mutual consent of Parent and Company in a written instrument;

(b)                                 by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either Parent or Company if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.2(d), as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period;

(e)                                  by Parent, prior to such time as the Requisite Company Vote is obtained, in the event of an Adverse Change in Company Recommendation or if Company shall have materially breached its obligations under Section 6.3 or 6.4; or

(f)                                   by either Parent or Company if the Requisite Company Vote shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with

Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

(b)                                 (i) In the event that (A) after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (B) thereafter this Agreement is terminated (1) by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (2) by either Parent or Company pursuant to Section 8.1(f), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $16,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(c)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Company under Section 8.2(b) shall be equal to the Termination Fee.

(d)                                 Each of Parent and Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails to timely pay the amount due pursuant to Section 8.2(b), then (i) Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable attorney’s fees) incurred in the collection of said overdue amount and (ii) Company shall pay Parent interest on such overdue amount to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date the payment was required to be made.  The amounts payable by Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement or the Confidentiality Agreement shall survive the Effective Time, except for Section 6.8 herein and for those other covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after the adoption or approval of this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption or approval of this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4                               Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement all filing and other fees paid to the SEC in connection with the Merger, which shall be borne by Parent, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the date delivered by an express courier or (c) on the date delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                 if to Company, to:

American Chartered Bancorp, Inc.
20 North Martingale Road
Schaumburg, Illinois 60173
Attention:                                         Robert L. Riter
Facsimile:                                         (847) 330-6578

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                                         Matthew M. Guest
Facsimile:                                         (212) 403-2000

and

(b)                                 if to Parent, to:

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018
Attention:                                         Mitchell Feiger or Jill York
Facsimile:                                         (847) 653-0080

With a copy (which shall not constitute notice) to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street N.W.
Suite 100
Washington, D.C. 20007
Attention:                                         Barry P. Taff
Facsimile:                                         (202) 337-5502

9.6                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Chicago, Illinois are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Company shall be subject to the laws of the State of Illinois).

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.8, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

9.12                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MB FINANCIAL, INC.

By:	/s/ Jill E. York
Name:	Jill E. York
Title:	Vice President and Chief Financial Officer

AMERICAN CHARTERED BANCORP, INC.

By:	/s/ Robert L. Riter
Name:	Robert L. Riter
Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

Annex A-1

FORM OF VOTING AND SUPPORT AGREEMENT

FOR DIRECTOR AND OFFICER SHAREHOLDERS

November 20, 2015

American Chartered Bancorp, Inc.
20 North Martingale Road
Schaumburg, Illinois 60173

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018

Re:                             Transaction between MB Financial, Inc. and American Chartered Bancorp, Inc.

Ladies and Gentlemen:

As a holder of Company Common Stock, the undersigned, on behalf of itself and its Affiliates (collectively, the “Stockholder”) understands that MB Financial, Inc. (“Parent”) and American Chartered Bancorp, Inc. (“Company”) have entered into an Agreement and Plan of Merger, dated as of November 20, 2015 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Company will merge with and into Parent (the “Merger”); and (b) the stockholders of Company upon the effectiveness of the Merger will become entitled to receive the consideration specified in the Merger Agreement.  Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

The Stockholder acknowledges that, as an inducement for Parent and Company to enter into the Merger Agreement, Parent and Company have required that the Stockholder enter into this letter agreement with Parent and Company and the Stockholder is willing to enter into this letter agreement.

The Stockholder confirms his or her agreement with Parent and Company, and Parent and Company confirms their agreement with the Stockholder, as follows:

1.                                      As used in this letter agreement, “Shares” means the shares of the Company Common Stock which the Stockholder owns of record or beneficially (for the avoidance of doubt, excluding any shares underlying options exercisable for shares of Company Common Stock) as of the date of this letter agreement.

2.                                      At every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent

Annex A-1-1

of the stockholders of the Company, the Stockholder agrees to vote, or cause to be voted (to the extent such shares are entitled to vote), the Shares (a) in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company’s certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the stockholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

3.                                      The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Company, Robert Riter, Dan Miller and Greg Lansdowne, and each of them, but each with full power of substitution, as the Stockholder’s attorney-in-fact and proxy, for and in the Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is granted in consideration of Company entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Company shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

4.                                      The Stockholder agrees not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (“Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares (provided that the Stockholder may Transfer any or all of its Shares to a member of his immediate family or for estate planning or philanthropic purposes so long as the transferee, on or prior to the date of Transfer, agrees in writing to be bound by and comply with the provisions of this Agreement) or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions.

Annex A-1-2

5.                                      The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; (b) that, assuming the due authorization, execution and delivery of this letter agreement by the Company, this letter agreement is the Stockholder’s legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions; (c) that the Shares are owned by the Stockholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder’s obligations under this Agreement and (d) that the Stockholder has the sole or shared power to vote or direct the vote of all Shares (to the extent such shares are entitled to vote).

6.                                      This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 6 and paragraphs 9, 10, 11 and 12 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

7.                                      The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).

8.                                      The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or the Company to confirm and assure the rights and obligations set forth in this letter agreement.

9.                                      THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it, he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

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10.                               The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby.

11.                               The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Company and Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, Company and Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Company and Parent may be entitled, at law or in equity. It is accordingly agreed that Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

12.                               In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Signature page follows]

Annex A-1-4

Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,

Name:

Annex A-1-5

Accepted and agreed as of the date set forth above.

AMERICAN CHARTERED BANCORP, INC.

By:
Name:
Title:

Annex A-1-6

Accepted and agreed as of the date set forth above.

MB FINANCIAL, INC.

By:
Name:
Title:

Annex A-1-7

Annex A-2

FORM OF VOTING AND SUPPORT AGREEMENT

FOR HOLDERS OF SERIES F PREFERRED STOCK

November 20, 2015

American Chartered Bancorp, Inc.
20 North Martingale Road
Schaumburg, Illinois 60173

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018

Re:                             Transaction between MB Financial, Inc. and American Chartered Bancorp, Inc.

Ladies and Gentlemen:

As a holder of Company Common Stock and Series F Preferred Stock, the undersigned on behalf of [entity name] (collectively, the “Stockholder”) understands that MB Financial, Inc. (“Parent”) and American Chartered Bancorp, Inc. (“Company”) have entered into an Agreement and Plan of Merger, dated as of November 20, 2015 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Company will merge with and into Parent (the “Merger”); and (b) the stockholders of Company upon the effectiveness of the Merger will become entitled to receive the consideration specified in the Merger Agreement.  Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

The Stockholder acknowledges that, as an inducement for Parent and Company to enter into the Merger Agreement, Parent and Company have required that the Stockholder enter into this letter agreement with Parent and Company and the Stockholder is willing to enter into this letter agreement.

The Stockholder confirms his or her agreement with Parent and Company, and Parent and Company confirms their agreement with the Stockholder, as follows:

1.                                      As used in this letter agreement, “Shares” means the shares of the Company Common Stock and Series F Preferred Stock which the Stockholder owns of record or beneficially (for the avoidance of doubt, excluding any shares underlying options exercisable for shares of Company Common Stock) as of the date of this letter agreement.

2.                                      At every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent

Annex A-2-1

of the stockholders of the Company, the Stockholder agrees to vote, or cause to be voted (to the extent such shares are entitled to vote), the Shares (a) in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company’s certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the stockholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

3.                                      The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Company, Robert Riter, Dan Miller and Greg Lansdowne, and each of them, but each with full power of substitution, as the Stockholder’s attorney-in-fact and proxy, for and in the Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is granted in consideration of Company entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Company shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

4.                                      The Stockholder agrees not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (“Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares (provided that the Stockholder may Transfer any or all of its Shares to a member of his immediate family or for estate planning or philanthropic purposes so long as the transferee, on or prior to the date of Transfer, agrees in writing to be bound by and comply with the provisions of this Agreement) or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions.

Annex A-2-2

5.                                      The Stockholder hereby irrevocably elects and agrees (i) that each share of Series F Preferred Stock held by the Stockholder shall be entitled to receive the same consideration, on a per-share-basis, as the Merger Consideration payable to holders of Company Common Stock pursuant to the Merger Agreement and (ii) that the Stockholder shall not receive, and hereby fully and irrevocably waives any right to receive, any Substitute Securities (as defined in the Articles of Incorporation of the Company, as amended) in the Merger pursuant to Section 11(b) of the Statement of Resolution Establishing Series of Non-Voting Perpetual Preferred Stock, Series F, contained in the Articles of Incorporation of Company, as amended), it being understood that the Stockholder will have the right in respect of each such Series F Preferred Share to elect to receive Cash Consideration and/or Stock Consideration in the Merger on the terms and subject to the conditions specified in the Merger Agreement.

6.                                      The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; (b) that, assuming the due authorization, execution and delivery of this letter agreement by the Company, this letter agreement is the Stockholder’s legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions; (c) that the Shares are owned by the Stockholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder’s obligations under this Agreement and (d) that the Stockholder has the sole or shared power to vote or direct the vote of all Shares (to the extent such shares are entitled to vote).

7.                                      This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 10, 11, 12 and 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

8.                                      The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).

9.                                      The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or the Company to confirm and assure the rights and obligations set forth in this letter agreement.

10.                               THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the

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interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it, he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

11.                               The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby.

12.                               The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Company and Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, Company and Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Company and Parent may be entitled, at law or in equity. It is accordingly agreed that Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

13.                               In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Signature page follows]

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Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,

[NAME OF HOLDER]

By:
Name:
Title:

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Accepted and agreed as of the date set forth above.

AMERICAN CHARTERED BANCORP, INC.

By:
Name:
Title:

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Accepted and agreed as of the date set forth above.

MB FINANCIAL, INC.

By:
Name:
Title:

Annex A-2-7

Annex B

FORM OF BANK MERGER AGREEMENT

This Agreement and Plan of Merger (this “Agreement”), dated as of             , is made by and between MB Financial Bank, N.A., a national bank chartered under the laws of the United States (“Parent Bank”), and American Chartered Bank, a state banking association chartered under the laws of the state of Illinois (“Company Bank”).

RECITALS

WHEREAS, Parent Bank is a national bank chartered under the laws of the United States, all the issued and outstanding capital stock of which is owned as of the date hereof directly by MB Financial, Inc., a Maryland corporation (“Parent”);

WHEREAS, Company Bank is a state banking association chartered under the laws of the state of Illinois, all the issued and outstanding capital stock of which is owned as of the date hereof directly by American Chartered Bancorp, Inc., an Illinois corporation (“Company”);

WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger, dated as of November 20, 2015 (as amended and/or supplemented from time to time, Company will merge with and into Parent, with Parent surviving such merger (collectively, the “HoldCo Merger”);

WHEREAS, contingent upon the HoldCo Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Company Bank with and into Parent Bank, with Parent Bank surviving such merger (the “Bank Merger”); and

WHEREAS, the board of directors of Parent Bank and the board of directors of Company Bank deem the Bank Merger desirable and in the best interests of their respective stockholders, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.1.                                 The Bank Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company Bank shall be merged with and into Parent Bank in accordance with the provisions of the Illinois Banking Act and 12 U.S. Code Section 215a .  At the Effective Time, the separate existence of Company Bank shall cease, and Parent Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger.  All assets of Company Bank as they exist at the Effective Time of the

Annex B-1

Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger.  Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Company Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time.

Section 1.2.                                 Closing.  The closing of the Bank Merger will take place immediately following the HoldCo Merger or at such other time and date as specified by the parties, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.3.                                 Effective Time.  Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the letter issued by the Office of the Comptroller of the Currency pursuant to 12 C.F.R. § 5.33(m)(2) (such date and time being herein referred to as the “Effective Time”).

Section 1.4.                                 Articles of Association and By-laws.  The articles of association and by-laws of Parent Bank in effect immediately prior to the Effective Time shall be the articles of association and the by-laws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.5.                                 Board of Directors and Officers.  At the Effective Time, the board of directors of the Surviving Bank shall consist of the board of directors of Parent Bank as of immediately prior to the Bank Merger and the officers of the Surviving Bank shall consist of the officers of Parent Bank as of immediately prior to the Bank Merger.

ARTICLE II

CONSIDERATION

Section 2.1.                                 Effect on Company Bank Capital Stock.  By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, at the Effective Time, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.2.                                 Effect on Parent Bank Capital Stock.  Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

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ARTICLE III

COVENANTS

Section 3.1.                                 During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1.                                 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)                                 The Requisite Regulatory Approvals (as defined in the Merger Agreement) required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

(b)                                 The HoldCo Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(c)                                  No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

(d)                                 This Agreement shall have been adopted by the sole stockholder of each of Parent Bank and Company Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1.                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto.  This Agreement will terminate automatically upon the termination of the Merger Agreement.

Section 5.2.                                 Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.1.                                 Nonsurvival of Agreements.  None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.2.                                 Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, electronic mail or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Company Bank, to:

American Chartered Bank
20 North Martingale Road
Schaumburg, Illinois 60173
Attention:  Robert L. Riter
Facsimile:  (847) 330-6578

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  Matthew M. Guest
Facsimile:  (212) 403-2000

if to Parent Bank, to:

MB Financial Bank, N.A.
6111 N. River Road
Rosemont, Illinois 60018
Attention:  Mitchell Feiger or Jill York
Facsimile:  (847) 653-0080

With a copy (which shall not constitute notice) to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street N.W.
Suite 100
Washington, D.C. 20007
Attention:  Barry P. Taff
Facsimile:  (202) 387-5502

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All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission, (iii) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one business day after being deposited with a reputable overnight courier.

Section 6.3.                                 Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.4.                                 Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.5.                                 Entire Agreement.  This Agreement (including any exhibits thereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.6.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.7.                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 6.07 shall be null and void.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

MB FINANCIAL BANK, N.A.

By:
Name:
Title:

AMERICAN CHARTERED BANK

By:
Name:
Title:

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